UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2011
WESTMORELAND COAL COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-11155	23-1128670

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 North Cascade Avenue, 2nd Floor, Colorado Springs, CO	80903

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (719) 442-2600
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Conversion of Senior Secured Convertible Notes
Westmoreland Coal Company (the “Company”) has entered into an Amendment to Senior Secured Convertible Note Purchase Agreement (the “Amendment”) with Tontine Partners, L.P. and Tontine Capital Partners, L.P. (collectively, “Tontine”) whereby Tontine has agreed to convert a portion of the principal amount of its senior secured convertible notes into common stock of the Company at a conversion price of $8.50 per share, subject to the closing of a proposed financing transaction. The Company has no obligation to complete the proposed financing transaction. If the financing transaction closes, Tontine will convert $15,962,541 in principal amount of the senior secured convertible notes, effective simultaneously with such closing, into 1,877,946 shares of the Company’s common stock. This conversion, coupled with a cash payment to be paid at closing, would result in full satisfaction of the senior secured convertible notes. The conversion is contingent upon the closing of the proposed financing transaction by February 28, 2011. The Amendment is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference as if set forth in full herein.

EBITDA and Adjusted EBITDA Amounts and Reconciliation
As part of the proposed financing transaction, the Company will disclose EBITDA and Adjusted EBITDA figures for the periods indicated below. EBITDA and Adjusted EBITDA are defined as net income before the effect of the items set forth in the table below.

						Twelve
				Nine Months		Months
				Ended		Ended
	Year Ended December 31,			September 30,		September 30,
Consolidated Adjusted EBITDA Reconciliation:	2007	2008	2009	2009	2010	2010
	(Dollars in thousands)

Net (loss)(1)	$(11,505)	$(48,567)	$(29,162)	$(24,126)	$(621)	$(5,657)
Income from discontinued operations, net of income tax expense	(1,725)	—	—	—	—	—
Income tax (benefit) expense from continuing operations	(8,895)	919	(17,136)	(5,406)	149	(11,581)
Other (income) loss	(243)	284	(5,991)	(5,782)	(907)	(1,116)
Interest income	(8,152)	(5,125)	(3,218)	(2,362)	(1,380)	(2,236)
Loss on extinguishment of debt	—	5,178	—	—	—	—
Interest expense attributable to beneficial conversion feature	—	8,146	—	—	—	—
Interest expense	24,638	23,130	23,733	17,271	17,245	23,707
Depreciation, depletion and amortization	38,123	41,387	44,254	32,561	33,435	45,128
Accretion of ARO and receivable	9,844	9,528	9,974	7,482	8,687	11,179
Amortization of intangible assets and liabilities, net	(2,043)	598	279	290	348	337
Restructuring charges	4,523	2,009	—	—	—	—

EBITDA	44,565	37,487	22,733	19,928	56,956	59,761
Customer reclamation claim(2)	—	—	4,825	—	—	4,825
(Gain) / loss on sale of assets	(5,295)	(1,425)	191	(58)	256	505
Share-based compensation	2,467	2,733	2,552	1,843	3,206	3,915

Adjusted EBITDA	41,737	38,795	30,301	21,713	60,418	69,006

(1)	Net (loss) for the 9-months ended September 30, 2009 and 2010, and for the 12-months ended September 30, 2010 are unaudited.

(2)	As a result of a contract dispute at Colstrip Unit 3&4 which occurred in 2008, in the fourth quarter of 2009 the Company recorded a reduction in revenues by $6.5 million and an offsetting $1.7 million reduction in cost of sales for this claim.
EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this Current Report on Form 8-K because they are key metrics used by management to assess the Company’s operating performance and the Company believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating the Company’s operating performance because these measures:
•	are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•	help investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of the Company’s capital structure and asset base from its operating results.
Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing the Company’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of the Company’s results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:
•	do not reflect the Company’s cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, the Company’s working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of the Company’s debt obligations.
In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in the Company’s industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that the Company does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of the Company’s business. The Company compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

99.1	Amendment to Senior Secured Convertible Note Purchase Agreement

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY
Date: January 13, 2011	By:	/s/ Kevin Paprzycki
Kevin Paprzycki
Chief Financial Officer